UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported August 19, 2010
FIRSTMERIT CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	0-10161	34-1339938

(State or other jurisdiction of incorporation)	(Commission File Number)	( IRS Employer Identification No.)

III Cascade Plaza, 7th Floor Akron, Ohio	44308

(Address of principal executive offices)	(Zip Code)
(330) 996-6300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
      On August 19, 2010, the Board of Directors of FirstMerit Corporation (the “Company”) approved the adoption of an amendment (the “Amendment”) to the Company’s Amended and Restated Executive Cash Incentive Plan (the “Incentive Plan”) to modify the manner in which discretionary adjustments are determined under the Incentive Plan. Previously, the Compensation Committee had authority to approve discretionary adjustments to participant awards, as determined by the Committee based upon individual and business results, not to exceed in the aggregate: (i)  $1,000,000 for all participants, other than the Chief Executive Officer; and (ii)  $250,000 for the Chief Executive Officer. Pursuant to the terms of the Amendment, the aggregate annual discretionary adjustment permissible under the Incentive Plan has been modified to be the product of: (i) the sum of the base salaries of all participants in the Incentive Plan (including the Chief Executive Officer); and (ii) 23 percent (23%). Based upon the salary levels of Incentive Plan participants as of August 19, 2010, the percentage-based aggregate maximum discretionary adjustment for 2010 would be approximately $2,300,000. It is the opinion of the Board of Directors that the new methodology appropriately provides for fluctuations in the number of participants in the Incentive Plan and changes in the Comapny’s other compensation programs and provides flexibility to appropriately reward participants for their efforts in light of unknown variables related to the economy in general.
     The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Executive Cash Incentive Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FirstMerit Corporation
By:	/s/ Terrence E. Bichsel
Terrence E. Bichsel
Executive Vice President and Chief Financial Officer

Date: August 25, 2010